Exhibit 99.1

EverQuote Announces First Quarter 2022 Financial Results

•	First Quarter Revenue Increased 7% Year-Over-Year to $110.7 Million

•	First Quarter Revenue from Non-Auto Insurance Verticals Increased 19% Year-Over-Year

•	First Quarter DTCA Operations Generated 13% of Total Revenue

CAMBRIDGE, Mass., May 2, 2022 — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the first quarter ended March 31, 2022.

“In the first quarter, we exceeded expectations across our three primary financial KPIs delivering revenue of $110.7 million and Variable Marketing Margin, or VMM, of $34.3 million, growing 7% and 9%, respectively, and generated positive Adjusted EBITDA,” said Jayme Mendal, CEO of EverQuote. “Our first quarter performance further validated our strategy. Our growing Direct-to-Consumer Agency, or DTCA, generated $14.8 million in revenue, up nearly 400%. Diversification in verticals and distribution channels enabled us to grow and deliver positive Adjusted EBITDA in the quarter, despite unprecedented headwinds in the auto insurance industry.

“Unfortunately, these headwinds, which are characterized by a hardening market for auto insurance in the near term with rate increases for consumers and lower spending on new consumer acquisition from carriers, have intensified in recent weeks, and we believe are likely to persist through the second quarter. Nonetheless, we continue to expect that demand from our auto insurance carriers will begin to improve in the second half of this year, and normalize in the first half of 2023, to the levels we saw prior to the auto insurance industry downturn in summer 2021.”

First Quarter 2022 Financial Highlights:

(All comparisons are relative to the first quarter of 2021):

•	Total revenue of $110.7 million, an increase of 7%.

•	Automotive insurance vertical revenue of $87.7 million, an increase of 4%.

•	Revenue from other insurance verticals, which includes home and renters, life, and health insurance, increased 19% to $23.0 million.

•	Variable Marketing Margin of $34.3 million, an increase of 9%.

•	GAAP net loss increased to $5.7 million, compared to GAAP net loss of $3.8 million.

•	Adjusted EBITDA decreased to $2.4 million, compared to Adjusted EBITDA of $4.8 million.

First Quarter 2022 Business Highlights:

•	DTCA operations (inclusive of health, life, auto and home verticals) generated $14.8 million in revenue, or 13% of total revenue.

•	Health DTCA revenue of $9.9 million, a significant increase compared to $1.3 million in the previous year.

Second Quarter and Full-Year 2022 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Second Quarter 2022:

•	Revenue of $92 - $97 million.

•	Variable Marketing Margin of $24 - $27 million.

•	Adjusted EBITDA of ($7) - ($4) million.

Full Year 2022:

•	Revenue of $400 - $420 million.

•	Variable Marketing Margin of $110 - $120 million.

•	Adjusted EBITDA of ($15) - ($5) million.

With respect to the Company’s expectations under “Second Quarter and Full Year 2022 Guidance” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, acquisition-related costs, legal settlement, one-time severance charges, interest income, and income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss). In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its first quarter 2022 financial results at 4:30 p.m. Eastern Time today, May 2, 2022. To access the conference call, dial Toll Free: (844) 200-6205 for the US, or (929) 526-1599 for international callers, and provide conference ID 786371. The live webcast and replay will be available on the Investors section of the Company’s website at https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the impact on the Company and the insurance industry of the COVID-19 pandemic; (4) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (5) the Company’s ability to maintain and build its brand; (6) the Company’s reliance on its third-party service providers; (7) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (8) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (9) the expected recovery of the auto insurance industry; (10) developments regarding the insurance industry and the transition to online marketing; (11) the Company’s ability to successfully integrate PolicyFuel; (12) the Company’s ability to successfully remediate the material weaknesses identified in the Company’s internal controls over financial reporting and (13) other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, property, and future. Our vision is to become the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact:

Brinlea Johnson

The Blueshirt Group

415-489-2193

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2022	2021
	(in thousands except per share)
Revenue	$110,681	$103,822

Cost and operating expenses(1):
Cost of revenue	5,984	5,953
Sales and marketing	96,150	87,569
Research and development	8,196	8,573
General and administrative	6,941	5,596
Acquisition-related	(892)	(79)

Total cost and operating expenses	116,379	107,612

Loss from operations	(5,698)	(3,790)

Other income (expense):
Interest income	8	14
Other expense, net	(25)	(25)

Total other expense, net	(17)	(11)

Net loss	$(5,715)	$(3,801)

Net loss per share, basic and diluted	$(0.19)	$(0.13)

Weighted average common shares outstanding, basic and diluted	30,529	28,431

(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Cost of revenue	$59	$91
Sales and marketing	3,210	3,391
Research and development	2,411	2,327
General and administrative	1,850	1,711

	$7,530	$7,520

EVERQUOTE, INC.

BALANCE SHEET DATA

	March 31, 2022	December 31, 2021
	(in thousands)
Cash and cash equivalents	$46,128	$34,851
Working capital	48,818	37,288
Total assets	170,528	143,607
Total liabilities	68,086	58,482
Total stockholders’ equity	102,442	85,125

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Cash flows from operating activities:
Net loss	$(5,715)	$(3,801)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	1,511	1,174
Stock-based compensation expense	7,530	7,520
Change in fair value of contingent considerations	(892)	(79)
Provision for (recovery of) bad debt	75	(46)
Unrealized foreign currency transaction losses	7	15
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(10,973)	(2,942)
Prepaid expenses and other current assets	(136)	172
Operating lease right-of-use assets	645	791
Other assets	(5,561)	(733)
Accounts payable	13,296	(702)
Accrued expenses and other current liabilities	(2,857)	2,810
Deferred revenue	(112)	(57)
Operating lease liabilities	(663)	(638)
Other long-term liabilities	—	36

Net cash provided by (used in) operating activities	(3,845)	3,520

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(681)	(777)

Net cash used in investing activities	(681)	(777)

Cash flows from financing activities:
Proceeds from exercise of stock options	558	1,272
Proceeds from private placement of common stock	15,000	—

Net cash provided by financing activities	15,558	1,272

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	1

Net increase in cash, cash equivalents and restricted cash	11,027	4,016
Cash, cash equivalents and restricted cash at beginning of period	35,101	43,120

Cash, cash equivalents and restricted cash at end of period	$46,128	$47,136

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:
	Three Months Ended March 31,		Change
	2022	2021	%
	(in thousands)
Automotive	$87,675	$84,481	3.8%
Other	23,006	19,341	18.9%

Total Revenue	$110,681	$103,822	6.6%

Other financial and non-financial metrics:
	Three Months Ended March 31,		Change
	2022	2021	%
	(in thousands)
Loss from operations	$(5,698)	$(3,790)	50.3%
Net loss	$(5,715)	$(3,801)	50.4%
Variable Marketing Margin	$34,264	$31,438	9.0%
Adjusted EBITDA(1)	$2,426	$4,800	-49.5%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted. EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; acquisition-related costs; legal settlement; one-time severance charges; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended March 31,
	2022	2021
Net loss	$(5,715)	$(3,801)
Stock-based compensation	7,530	7,520
Depreciation and amortization	1,511	1,174
Acquisition-related	(892)	(79)
Interest income	(8)	(14)

Adjusted EBITDA	$2,426	$4,800